China Security & Surveillance Names Mr. Runsen Li to its Board of Directors

Tuesday July 24, 4:01 pm ET

SHENZHEN, China, July 24 /PRNewswire-FirstCall/ -- China Security & Surveillance Technology, Inc. (OTC Bulletin Board: CSCT - News), a leading provider of digital surveillance technology in the PRC, today announced the election of Mr. Runsen Li to its Board of Directors, effective August 1, 2007.

Since 2005, Mr. Li has held the position of vice president of the Chinese Police Association, an organization that serves as an industry liaison with the public as well as foreign law enforcement agencies. It also conducts formal law enforcement training and education in China as well as overseas. Mr. Li brings to China Security & Surveillance over 40 years of experience in the security and surveillance industry having served in several high level positions within China's Ministry of Public Security. Since 1998, Mr. Li has worked as a group leader and chief technical advisor for China's Golden Shield Project, a communication network and computer information system operated by the Ministry of Public Security of the People's Republic of China. Mr. Li graduated from Soviet Leningrad Electric and Industry College in 1963, with a degree in Wireless Engineering. From 1981 to 1983, Mr. Li was a visiting scholar at University of Cincinnati.

"We are very pleased to have Mr. Li join our Board. He brings a wealth of industry knowledge, strategic insight and experience to our security and surveillance business," commented Mr. Guo Shen Tu, Chief Executive Officer of China Security. "Mr. Li joins our Board of Directors at an important time, as we expand our business and further solidify our leading position in the market. We look forward to benefiting from his contributions to our Board."

About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, China Security manufactures, distributes, installs and maintains security and surveillance systems throughout the PRC. China Security has manufacturing facilities located in China and a R&D facility which maintains an exclusive collaboration agreement with Beijing University. China Security has built a diversified customer base through its extensive sales and service network that includes numerous points of presence throughout the PRC. To learn more about the Company visit http://www.csstf.com.

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Source: China Security & Surveillance Technology, Inc.